Exhibit 99.1
Lime Energy Co. Reports Capital Raise and Debt Reduction
Recapitalization will significantly increase cash and reduce debt
ELK GROVE VILLAGE, IL, November 17, 2008 / PR Newswire/—Lime Energy Co. (Nasdaq: LIME), a leading provider of energy efficiency solutions, today announced a financial recapitalization that will result in:
•	Raising $12.5 million in cash

•	Eliminating $3.6 million of debt

•	Converting $14.7 million of debt into preferred stock

•	Increasing shareholder equity by approximately $30 million
The recapitalization involves the following steps:
•	$6,275,500 raised in a Private Placement of a package of securities comprised of:
o	1,787,893 shares of common stock; and

o	Warrants to purchase 446,975 shares of common stock with a strike price of $4.10 per share and exercisable any time after May 13, 2009 and before November 13, 2011.
•	Conversion of a $14,707,104 promissory note held by Mr. Richard Kiphart, our Chairman and largest individual stockholder, that bears 17% interest per annum maturing March 31, 2009 into 358,710 shares of newly issued Preferred Stock with a stated value of $41.00 per share on the following terms:
o	Cash dividend of 9% and PIK dividend (payable in additional shares of preferred stock) of 6% through June 30, 2009, thereafter increasing to 8%

o	Redeemable anytime at the Company’s option at $41.00 per share plus a redemption premium of 10% to 12%, depending on the redemption date

o	Convertible at the holder’s election any time after December 31, 2009, into shares of common stock on a ten for one basis.
•	Purchase of approximately 90.8% of the capital stock of Advanced Biotherapy, Inc. (OTCBB: ADVB) from ten shareholders in a privately negotiated transaction in exchange for 2,252,341 shares of Lime common stock. Mr. Kiphart is the beneficial owner of approximately 82% of the shares of ADVB and serves as its Chairman. The assets of ADVB as of November 14, 2008 include :
o	Approximately $6.2 million in cash

o	$800,000 convertible note with Organic Farm Marketing, a company majority owned by Mr. Kiphart. The note bears interest at 10% per annum, payable quarterly with a maturity date of May 17, 2009.

o	$1.37 million outstanding on a Lime Energy $4.5 million revolving promissory note. The note bears interest at 17% per annum and matures on March 31, 2009. This note will be canceled following the closing of the acquisition.
The Company closed on $3,000,500 of the Private Placement on November 13th, while the closing on the remaining $3,275,000 is contingent on receiving shareholder approval and notice, which is expected occur prior to the end of the year. The Company closed on the preferred stock transaction and note conversion on November 14, 2008, but the convertibility feature of the preferred stock will not be effective until shareholder approval and notice is completed, which is also expected to occur prior to the end of the year. The ADVB stock purchase has not been closed and remains subject to stockholder approval and notice, which is expected in the first quarter of 2009. Lime Energy does not anticipate having access to the cash assets of ADVB until the first quarter of 2009 following an anticipated merger with ADVB and a wholly owned subsidiary of the Company. Prior to the transactions described in this press release, Mr. Kiphart owned approximately 24.7% of the common stock of Lime Energy. “We are extremely pleased to announce this financial recapitalization which provides us with the working capital to finance our growth, reduces debt and significantly strengthens our balance sheet” stated David Asplund, CEO of Lime Energy. “At a time when banks have reduced lending, the capital markets have essentially shut down and many investors have pulled back, we were successful in raising capital from new and existing shareholders including investors from around the world who all understand our business and recognize the growing demand for energy efficiency. In addition, it is telling that many of our directors and senior management joined with Mr. Kiphart in leading this investment,” concluded Mr. Asplund.
About Lime Energy Co.
Lime Energy is a leading provider of energy efficiency solutions that enable our clients to reduce their energy-related expenditures and the impact of their energy use on the environment. Our clients include commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions. Our core Energy Efficiency Services business provides energy engineering and consulting services as well as the development and implementation of energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions. Through our Energy Technology business, we also offer a proprietary line of intelligent controllers that provide continuous management of HVAC and lighting equipment using wireless communication technology in order to reduce energy usage and improve system reliability. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on Form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transactions described in this press release, Lime Energy Co. plans to file with the SEC information statements, a Form S-4 registration statement and other documents regarding these transactions. The definitive information statements and registration statement will be mailed to shareholders of Lime Energy Co. and Advanced Biotherapy, Inc.

INVESTORS AND SECURITY HOLDERS OF LIME ENERGY CO. AND ADVANCED BIOTHERAPY, INC. ARE URGED TO READ THE INFORMATION STATEMENTS, REGISTRATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS.
Investors and security holders will be able to obtain free copies of the information statements and registration statement (when available) and other documents filed with the SEC by Lime Energy Co. through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the information statements and registration statement (when available) and other documents filed with the SEC can also be obtained on the Company’s Web site, www.lime-energy.com, or by calling 847-437-1666.